AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

seriesOne Inc.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

seriesOne Inc. (formerly FINFORA, Inc.), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.

That the name of this corporation is seriesOne Inc., and that this corporation was originally incorporated under the name FINFORA, INC. pursuant to the General Corporation Law on July 7, 2017.

2.

That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation, as previously amended on August 14, 2017, be amended and restated in its entirety to read as follows:

FIRST:

The name of the corporation (hereinafter called the "Corporation") is seriesOne Inc.

SECOND:

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 3500 S. DuPont Highway, Dover, Kent County, DE  19901. The registered agent in charge thereof is Incorporating Services, Ltd.

THIRD:

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

FOURTH:

The total number of shares of stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares of Common Stock, par value $0.0001 per share (the "Common Stock") and Twenty Million (20,000,000) shares of preferred stock, par value $0.0001 per share (the "Preferred Stock").  The Board of Directors of the Corporation is hereby expressly authorized from time to time to issue Preferred Stock in one or more series, and in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the designations, preferences and relative, participating, optional, conditional, or other special rights, and qualifications, limitations, or restrictions thereof, of such series, to the full extent now or hereafter permitted by laws of the State of Delaware, including, without limitation, the following matters:

(a)	The designation of such series;

(b)

The rate or amount and times at which, and the preferences and conditions under which, dividends shall be payable on shares of such series, the status of such dividends as cumulative or noncumulative, the date or dates from which dividends, if cumulative, shall accumulate, and the status of such series as participating or nonparticipating after the payment of dividends on shares which are entitled to any preference;

(c)

The voting rights, if any, of shares of such series in addition to those required by law, which may be full, limited, multiple, fractional, or none, including any right to vote as a class either generally or in connection with any specified matter or matters;

(d)	The amount, times, terms, and conditions, if any, upon which shares of such series shall be subject to redemption;

(e)	The rights and preferences, if any, of the holders of shares of such series in the event of any liquidation, dissolution, or winding up of the Corporation;

(f)

Whether the shares of such series shall be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of such series, and if so entitled, the amount of such fund and the manner of its application; and

(g)

Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, and if made so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and the adjustments, if any, at which such conversion or exchange may be made.

Except for and subject to those rights expressly granted to the holders of any series of Preferred Stock by the Board of Directors, pursuant to the authority hereby vested in the Board of Directors or as provided by the laws of the State of Delaware, the holders of the Corporation's Common Stock shall have exclusively all rights of stockholders and shall possess exclusively all voting power. Each holder of Common Stock of the Corporation shall be entitled to one vote for each share of such stock standing in such holder's name on the books of the Corporation.

FIFTH:

The Corporation is to have perpetual existence.

SIXTH:

The Board of Directors is expressly empowered to adopt, amend or repeal any of the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Board of Directors.

SEVENTH:

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law; or (iv) for any transaction from which the director derived any improper personal benefit.

EIGHTH:

To the fullest extent permitted by the General Corporation Law, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person: (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iii) is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation.  Unless otherwise expressly prohibited by the General Corporation Law, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  No person falling within the purview of this paragraph may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

NINTH:

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the General Corporation Law or the Corporation’s certificate of incorporation or bylaws; or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article NINTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article NINTH (including, without limitation, each portion of any sentence of this Article NINTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

TENTH:

The Corporation expressly elects not to be governed by Section 203 of the General Corporation Law.

3.

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.

4.

That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 27th day of April, 2018.

By:  /s/ Michael Mildenberger

Michael Mildenberger, CEO and President

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